Exhibit 99.1

Senetek Announces New Licensing Agreement With pH ADVANTAGE, LLC To Market Kinetin Products

in the U.S. Prestige Retail Market

NAPA, Calif., May 17 /PRNewswire-FirstCall/ Senetek PLC (OTC:SNTKY) (BULLETIN BOARD: SNTKY), http://www.senetekplc.com/, a healthcare technologies company engaged in the development of products for the anti-aging market worldwide, today announced it has entered into a direct license agreement with pH ADVANTAGE, LLC of Costa Mesa, California (http://www.phtotalskincare.com) to sell and market Kinetin in the United States in Prestige Retail Stores, Salons and Spas, Direct to Consumer Channels, and distributed under the popular pH ADVANTAGE brand.

pH ADVANTAGE, LLC is also developing and clinically testing new and unique products containing Senetek’s patented Kinetin ingredient. pH ADVANTAGE, LLC is currently selling its products in selected Nordstrom, Sephora, Macy West and other specialty stores. The licensing arrangement with Senetek calls for a guaranteed annual minimum sales on future products sold.

pH ADVANTAGE, LLC was founded by Dr. Barry J. Cohen and James Headley in 2004 and rapidly gained entrance into the Prestige Retail Market Place with their pH ADVANTAGE brand which is a “no-nonsense” cosmeceutical line of skincare products that fully discloses the contents of it key ingredients. Dr. Cohen is a renown Plastic Surgeon in the Washington D.C metro area who has recently published his book “Total Rejuvenation: From Skincare to Scalpel” which is a comprehensive reference guide for image-conscious women and men of all ages, that contains advice on controlling photoaging, forestalling wrinkles and acne, as well as the art of face and body contouring.

Mr. Headley stated, “Dr.Cohen and I are very excited about the opportunity to market such a proven and well-tested product as Kinetin and are equally excited about the development of future products”. Dr. Cohen stated, “I am one of the biggest advocates of Kinetin and I am equally excited about incorporating it into pH ADVANTAGE”.

“We are pleased that a company as prestigious as pH ADVANTAGE, LLC has become another key partner in endorsing and marketing our proprietary Kinetin product, a leading antiaging treatment.” said Frank J. Massino, Senetek Chairman and CEO.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photo-damage and age-related skin conditions. Senetek’s patented compounds Kinetin and Zeatin are naturally occurring cytokinins that have proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon, and Senetek has granted Valeant Pharmaceuticals an option to license Zeatin. Senetek’s researchers at its dedicated laboratories adjacent to the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, Beiersdorf AG, Hamburg, the University of California - Irvine and leading commercial laboratories to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply success in future clinical trials and the commercial potential of Zeatin and other cytokinins studied. Forward- looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.